Exhibit 5.1

July 24, 2003

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

RE:	Post-Effective Amendment No. 2 to its

Form S-8 Registration Statement relating to

Employee Stock Purchase Plan

Ladies and Gentlemen:

Reference is made to the above-captioned Post-Effective Amendment No. 2 Registration Statement on Form S-8 (the “Registration Statement”) filed by Analogic Corporation (the “Company”) on July 24, 2003 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 700,000 shares of Common Stock, $.05 par value, of the Company issuable pursuant to the Plan (the “Shares”).

I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan and any agreements entered into under the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement. In giving this, I do not thereby admit I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Julian Soshnick